Exhibit 21.1

List of Subsidiaries

Subsidiary	BioTime Ownership		Country

AgeX Therapeutics, Inc.	85.4%		USA
Cell Cure Neurosciences Ltd.	98.8	%(1)	Israel
ES Cell International Pte. Ltd.	100%		Singapore
LifeMap Sciences, Inc.	81.7	%(2)	USA
LifeMap Sciences, Ltd.		(3)	Israel
OrthoCyte Corporation	99.8%		USA
ReCyte Therapeutics, Inc.	94.8	%(2)	USA

(1)	Includes shares owned by BioTime and ES Cell International Pte Ltd.
(2)	Represents shares owned by AgeX Therapeutics, Inc.
(3)	LifeMap Sciences, Ltd. is a wholly-owned subsidiary of LifeMap Sciences, Inc.